Exhibit 99.1

P.F. Chang’s China Bistro, Inc.
P.F. CHANG’S THIRD QUARTER REVENUES GROW 14%
SCOTTSDALE, ARIZONA (October 4, 2006) P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) reported today consolidated revenues of $231.0 million for the third quarter ended October 1, 2006 compared to $203.0 million for the third quarter of 2005. Sales at the company’s P.F. Chang’s China Bistro units accounted for $184.9 million of consolidated revenues while sales at the company’s Pei Wei Asian Diner units accounted for $46.1 million of consolidated revenues.
For the 13 weeks ended October 1, 2006, comparable store sales decreased 0.5% at the Bistro (taking into account a 2.5% effective price increase) and decreased 1.5% at Pei Wei (taking into account a 2.7% effective price increase) as compared to the 13 weeks ended October 2, 2005. Comparable store sales decreased 0.8%, 0.2% and 0.4% for July, August and September, respectively, at the Bistro and decreased 3.1% and 2.1% for July and August, respectively, and increased 1.2% for September at Pei Wei.
During the third quarter of 2006, the company opened five new Bistro restaurants and nine new Pei Wei restaurants. In addition, a new Bistro restaurant opened in Hawaii during the third quarter under a joint venture arrangement.
The company intends to release its third quarter earnings results on October 25, 2006 at approximately 7:00 am ET. A conference call will be held later that same day at 1:00 pm ET. A webcast of the conference call can be accessed at www.pfcb.com.
P.F. Chang’s China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro combines high-quality, traditional Chinese cuisine with attentive service in a sophisticated contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine served in a relaxed, warm environment offering attentive counter service and take-out flexibility.

The statements contained in this press release that are not purely historical, including the company’s estimates of its revenues, earnings and comparable store sales, are forward-looking statements. The accuracy of these forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the company’s ability to locate acceptable restaurant sites; open new restaurants and operate its restaurants profitably; the company’s ability to hire, train and retain skilled management and other personnel; the company’s ability to access sufficient financing on acceptable terms; changes in consumer tastes and trends; national, regional and local economic and weather conditions; changes in costs related to food, utilities and labor; and other risks described in the company’s recent SEC filings.

Contact:	P.F. Chang’s China Bistro, Inc.		(480) 888-3000

	Media:	Laura Cherry	laura.cherry@pfcb.com
	Investor:	Mark Mumford	mark.mumford@pfcb.com

P.F. Chang’s China Bistro
Supplemental Sales Information (Company Owned)
Year of Unit Opening (1)

	Pre-1999	1999	2000	2001	2002	2003	2004	2005	2006	Total
Units	22	13	16	13	14	18	18	18	10	142

Sales (000)

1Q06	35,219	19,601	24,305	19,457	18,619	25,317	20,612	22,895	900	186,924
2Q06	35,003	19,072	23,712	18,567	17,679	24,593	20,345	21,388	3,345	183,705
3Q06	34,479	18,590	23,310	18,045	17,125	24,413	20,430	20,913	7,557	184,862
2006	104,702	57,263	71,327	56,070	53,423	74,322	61,386	65,197	11,802	555,490

Average Weekly Sales (AWS)

1Q06	125,783	115,983	116,851	115,129	102,303	108,191	88,083	97,841	90,015	108,677
2Q06	122,389	112,852	114,001	109,866	97,137	105,098	86,943	91,404	95,583	104,914
3Q06	120,557	109,999	112,067	106,778	94,091	104,329	87,308	89,373	94,457	102,930
2006	122,889	112,944	114,306	110,591	97,843	105,872	87,445	92,873	94,416	105,466

Year-Over-Year Change in AWS (2)

1Q06	1.8%	1.3%	0.2%	1.1%	1.8%	3.0%	-2.5%	-5.2%	—	0.9%
2Q06	0.0%	-1.3%	-2.3%	-0.7%	0.5%	0.3%	-3.7%	-11.3%	—	-1.3%
3Q06	-0.2%	-1.9%	-1.7%	-0.3%	0.6%	1.0%	-1.0%	-11.4%	—	-1.2%
2006	0.5%	-0.6%	-1.3%	0.1%	1.0%	1.5%	-2.4%	-11.0%	—	-0.6%

Year-Over-Year Change Comp Store Sales (3)

Units	21	13	16	13	14	18	18	3	—	116

1Q06	1.3%	1.3%	0.2%	1.1%	1.8%	3.0%	0.1%	—	—	1.3%
2Q06	-0.1%	-1.3%	-2.3%	-0.7%	0.5%	0.3%	-3.6%	—	—	-1.0%
3Q06	-0.1%	-1.9%	-1.7%	-0.3%	0.6%	1.0%	-1.0%	-2.6%	—	-0.5%
2006	0.4%	-0.6%	-1.3%	0.1%	1.0%	1.5%	-1.7%	-2.6%	—	-0.1%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit becomes included in the year-over-year change in AWS in the thirteenth month of operation.

(3)	A unit becomes comparable in the eighteenth month of operation.

Pei Wei Asian Diner
Supplemental Sales Information
Year of Unit Opening (1)

	2000	2001	2002	2003	2004	2005	2006	Total

Units	1	4	11	17	20	24	20	97

Sales (000)

1Q06	810	2,332	6,315	9,244	10,670	11,084	1,233	41,689
2Q06	763	2,150	5,967	8,990	10,373	10,802	3,231	42,277
3Q06	744	2,097	5,887	8,950	10,257	10,814	7,360	46,109
2006	2,317	6,579	18,170	27,184	31,300	32,700	11,824	130,075

Average Weekly Sales (AWS)

1Q06	62,282	44,839	44,164	41,828	41,040	35,527	41,105	40,435
2Q06	58,727	41,350	41,728	40,678	39,897	34,621	36,716	38,822
3Q06	57,240	40,334	41,170	40,499	39,449	34,659	35,726	38,201
2006	59,416	42,174	42,354	41,002	40,129	34,936	36,381	39,085

Year-Over-Year Change in AWS (2)

1Q06	-13.3%	-3.8%	0.4%	-1.7%	-4.4%	-16.5%	—	-3.0%
2Q06	-15.0%	-6.1%	-2.1%	-2.7%	-4.4%	-10.6%	—	-4.3%
3Q06	0.8%	-4.8%	-1.1%	-1.7%	-0.5%	-5.6%	—	-2.1%
2006	-9.8%	-4.9%	-0.9%	-2.0%	-3.2%	-7.4%	—	-3.1%

Year-Over-Year Change Comp Store Sales (3)

Units	1	4	11	17	20	2	—	55

1Q06	-13.3%	-3.8%	0.4%	-1.7%	-2.3%	—	—	-2.0%
2Q06	-15.0%	-6.1%	-2.1%	-2.7%	-4.4%	-13.8%	—	-3.9%
3Q06	0.8%	-4.8%	-1.1%	-1.7%	-0.5%	-7.6%	—	-1.5%
2006	-9.8%	-4.9%	-0.9%	-2.0%	-2.5%	-8.8%	—	-2.5%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit becomes included in the year-over-year change in AWS in the thirteenth month of operation.

(3)	A unit becomes comparable in the eighteenth month of operation.